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                       CARRIER1 TERMINATES EXCHANGE OFFER

         NEW YORK, 01-FEBRUARY-2002 - Carrier1 International S.A. (the "Company") (Neuer Markt: CJN, NASDAQ: CONE) announced today that it is terminating its offers (together, the "Offers") to purchase for cash and shares the Company's outstanding 13 1/4% Senior Euro Notes due 2009 and 13 1/4% Senior Dollar Notes due 2009. The Offers were commenced on January 4, 2002 and were due to expire this evening at 11.59 p.m. New York City time.

         The Company has been actively pursuing opportunities to enter into a potential strategic transaction which would enable it to continue to fund its operations. However, its identified opportunities have recently narrowed. The Company is considering the options available to it and intends to continue to discuss the possibility of a strategic transaction with a party which has expressed an interest in acquiring the Company's business. The Company believes that at present there is no prospect of it entering into such a transaction imminently and it is uncertain whether any strategic transaction will be consummated.

         In addition, since commencing the Offers, the Company's business has deteriorated. The Company and one of its major customers entered into an agreement this week to terminate a long-term contract that was under dispute, resulting in a loss of significant expected revenue. Furthermore, its voice revenues have declined more than anticipated.

         As at January 29, 2002, the Company had, on a consolidated basis, approximately $90.7 million of cash and cash equivalents, restricted cash (cash that is pledged as collateral on outstanding lines and letters of credit and guarantees to telecommunications companies that provide refile services to the Company) and available-for-sale securities. A substantial portion of this amount, however, is held by the Company's operating subsidiaries and is not available to the Company for the purpose of funding the Offers.

         Due to the Company's financial position as described above, the Company has determined that it is not permitted by the law of the jurisdiction of its incorporation (Luxembourg) to issue the shares offered in the Offers because the Notes do not meet certain valuation requirements under Luxembourg law for the issuance of shares, as referred to in the Exchange Offers and Consent Solicitations Statement, dated January 4, 2002, relating to the Offers. As a result, an essential condition of the Offers cannot now be fulfilled.

         In light of the above factors, the Company has decided to terminate the Offers.

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ABOUT CARRIER1

Carrier1 International S.A (Neuer Markt: CJN; NASDAQ: CONE) is one of Europe's top providers of large system solutions for end-to-end Internet, broadband, voice, data-centre and dialup access communications to large users of telecommunications services with a network that spans 14,000 contracted route kilometres in 13 countries, and links 35 European cities. Carrier1 provides its clients with carrier-grade transport and network solutions as well as end-user-ready, value-added services that customers then brand and market to their respective users.

Contacts



Keith Johnson
Carrier1 International SA
 Tel. +44 20 7001 6357
keith.Johnson@carrier1.com


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         FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this release discuss future expectations or state other forward-looking information, including the possibility of a strategic transaction and the Company's ability to continue to fund its operations. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual situation to differ materially from those contemplated by the statements. The "forward-looking" information is based on various factors and was derived using numerous assumptions. In some cases, these so-called forward-looking statements can be identified by words like "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of those words and other comparable words. These statements only reflect the prediction of Carrier1. Consequently, such forward-looking statements should be regarded solely as Carrier1's plans, estimates and beliefs at the date made. Carrier1 does not undertake, and specifically declines, any obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect any events or circumstances that occurred or may occur after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.